EXHIBIT 10-2

                  SUMMARY OF STOCK OPTION TO THOMAS P. RAABE
                         GRANTED AUGUST 10, 1998

Based upon contribution of extraordinary services performed over and above the ordinary duties of a chief exective officer, including performing extraordinary legal work in connection with the shareholders' meeting, the hostile shareholder's law suit and preparation of the proxy statement and annual reports, which legal work would have cost the Company a substantial amount of legal fees, Mr. Raabe was awarded a compensatory stock option to purchase five million common shares for $0.005 per share or $25,000. Shares underlying the option were included in shares previously registered under Form S-8 filed in April, 1998.